Exhibit 5.2

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

July 31, 2009

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

FedEx Corporation, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission on the date hereof a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time of (a) shares of common stock, par value $0.10 per share (the “Common Stock”) of the Company; (b) the Company’s senior debt securities (the “Debt Securities”) that may be fully and unconditionally guaranteed by each of Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Corporate Services, Inc., FedEx Customer Information Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. (collectively, the “Delaware Guarantors”), and FedEx Freight, Inc. and FedEx Office and Print Services, Inc. (together, the “Non-Delaware Guarantors”, and collectively with the Delaware Guarantors, the “Guarantors”); and (c) guarantees of Debt Securities (the “Guarantees”) by the Guarantors. The Debt Securities are to be issued pursuant to an indenture dated as of August 8, 2006, between the Company, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as supplemented by supplemental indenture No. 1 dated as of August 8, 2006 and supplemental indenture No. 2 dated as of January 16, 2009, both among the Company, the Guarantors named therein and the Trustee (as so supplemented, the “Indenture”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that in our opinion:

1. When any supplemental indenture to be entered into in connection with the issuance of any Debt Securities has been duly authorized, executed and delivered by the Trustee, the Company and the Guarantors; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2. When any supplemental indenture to be entered into in connection with the issuance of any Debt Securities has been duly authorized, executed and delivered by the Trustee, the Company and the Guarantors; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities and the related Guarantees have been, as applicable, duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, the Guarantees relating to such Debt Securities will constitute valid and binding obligations of the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of each of the Company and the Guarantors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) each of the Company and the Delaware Guarantors shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) each of the Non-Delaware Guarantors is, and shall remain, validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation with full power and authority to enter into and perform its obligations under the Indenture and the Guarantees; (iv) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (v) the Indenture and the Debt Securities are each valid, binding and enforceable agreements of each party thereto, (other than as expressly covered above in respect of the Company and the Guarantors); (vi) the Indenture has been duly authorized, executed and delivered by the Trustee, the Company and the Guarantors; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company or the Guarantors with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantors, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,
/s/ Davis Polk & Wardwell LLP